Press Release
Exhibit 99.1

Cusip# 138748 10 8
Trading Symbol: OTC BB CWPC

CANWEST ANNOUNCES DIRECTOR APPOINTMENT AND ADOPTION OF
SHAREHOLDER RIGHTS PLAN

Vancouver BC March 13, 2006:  Thornton Donaldson, Chief Executive Officer, is pleased to report the Board of Directors has appointed Roderick Haverslew as a Director of the Company as of March 9. Donaldson notes “Rod brings substantial amount of industry experience to the board, as well as business acumen. Adding Rod to the Board also assists the Company in complying with the Sarbanes Oxley requirement for independent directors as it prepares an application to a senior exchange.”

Rod Haverslew has served as the Vice President of Exploration for Primary Petroleum Corporation since June 2005, which maintains an office in Calgary, Alberta. He has over 20 years experience exploring for oil and gas in the Canadian Sedimentary basins while working for Husky Oil, Talisman and others. Rod brings to the CanWest Board experience in oil and gas exploration and development.

CanWest also announced today that its Board of Directors adopted a Shareholder Rights Plan, through the adoption of a Rights Agreement. The Rights Agreement is effective immediately. The Rights Agreement was not adopted in response to any specific effort to acquire control of CanWest.

“We are committed to enhancing and preserving long-term shareholder value,” said Thornton Donaldson, President of CanWest. “We believe that adopting the Shareholder Rights Plan provides our Board of Directors with the means necessary to effectively evaluate and negotiate alternatives to any coercive takeover attempts and is in the best interests of all CanWest Shareholders.”

In connection with the adoption of the Rights Agreement, the Board of Directors declared a distribution of one Right for each outstanding share of CanWest common stock, payable to shareholders of record at the close of business on March 23, 2006. Initially, the Rights will be represented by CanWest’s common stock certificates, will not be traded separately from the common stock and will not be exercisable; however, among other things, in the event that any person acquires beneficial ownership of 20% or more of the outstanding shares of CanWest’s common stock, each holder of a Right, other than the acquirer, would be entitled to receive, upon payment of the purchase price, which is initially set at $20 per Right, a number of shares of CanWest common stock having a value equal to two times such purchase price. The Rights are expected to expire on March 9, 2016, or on March 9, 2007 if the Rights Plan is not approved by the CanWest shareholders before that date, in either case subject to unless earlier redemption or exchange in accordance with the terms of the Rights Agreement.

The foregoing description of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Rights Agreement, which has been filed with the Securities and Exchange Commission.

For more information or to request company updates please visit www.canwestpetroleum.com .

Contacts:      Jonathan Buick 1-877 -748 -0914 or 416 -915- 0915
Company Contacts Toll Free: 1-800-877-1626 or (888) 858-7759
Email to: investor@canwestpetroleum.com

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including but not limited to economic, competitive, governmental and technological factors effecting the Company's operations, markets, products and prices and other factors discussed in the Company's various filings with the Securities and Exchange Commission.